June 14, 2005



Mail Stop 0408

By U.S. Mail and facsimile to (206) 628 4022

William G. Filer, II
Sr. Vice President and Chief Financial Officer
EvergreenBancorp, Inc.
301 Eastlake Avenue East
Seattle, Washington 98109-5407


Re:	EvergreenBancorp, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	Filed:  March 29, 2005

      Form 10-Q for the quarter ended March 31, 2005
      File No.  000-32915

Dear Mr. Filer,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


      							Joyce Sweeney
								Accounting Branch Chief